Exhibit 99.1

United Airlines Names Rosalind Brewer to Board of Directors

CHICAGO, February 28, 2024 – United Airlines Holdings, Inc. (UAL) announced today that Rosalind (Roz) Brewer is joining its Board of Directors. Brewer is an influential leader with CEO experience, repeatedly recognized by Fortune and Forbes among their “Most Powerful Women in Business.”

“Roz’s strategic acumen and visionary leadership make her the right addition to our already strong Board of Directors as we plan for the long-term success of United Airlines,” said United CEO Scott Kirby. “Her vast leadership experience characterized by innovation and digital transformation have made a lasting impact on some of the world’s leading companies and will be an asset to United.”

“Roz has led some of the most dynamic and well-regarded companies in the world, and I am eager for her to help United excel in our plan to grow United to become the best airline in aviation history,” said Ted Philip, Chairman of the Board of Directors.

“I am honored to join the Board of Directors at United Airlines, an iconic company known for its commitment to excellence and innovation in the aviation industry,” said Brewer. “I look forward to collaborating with the board and leadership team as we continue to deliver unparalleled travel experiences for our customers and chart the course for our bright future.”

Brewer most recently served as President and CEO of Walgreens Boots Alliance, Inc., a global leader in retail pharmacy and healthcare, where she shaped the company’s strategic direction and navigated the complexities of the healthcare landscape during the COVID-19 pandemic. While at Walgreens, Brewer implemented transformative initiatives focused on driving innovation, improving customer engagement, and expanding access to essential healthcare services.

As Chief Operating Officer of Starbucks Corporation, she played a pivotal role in driving operational excellence and enhancing customer experiences. Prior to Starbucks, Brewer was President and CEO of Sam’s Club, a division of Walmart Inc.

Brewer earned a Bachelor of Science degree in Chemistry from Spelman College, and her ongoing commitment to supporting her alma mater as chair emerita underscores her belief in the transformative power of education and her dedication to empowering future generations of leaders. She continues to be actively involved in various philanthropic endeavors, supporting causes related to education, healthcare, and economic empowerment.

About United

At United, Good Leads The Way. With U.S. hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C., United operates the most comprehensive global route network among North American carriers, and is now the largest airline in the world as measured by available seat miles. For more about how to join the United team, please visit www.united.com/careers and more information about the company is at www.united.com. United Airlines Holdings, Inc., the parent company of United Airlines, Inc., is traded on the Nasdaq under the symbol “UAL”.

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